1 Chicago Investor Tour - May 2015

2 Ashford Trust  Opportunistically invest in non-luxury hotel assets in all market locations  Highly-aligned management team with proven track record of long-term value creation  Leveraged way to invest in the hotel cycle  Industry leading dividend yield

3 Compelling Opportunity  Attractive industry fundamentals with demand growth exceeding supply growth  Currently seeking accretive hotel acquisition opportunities  Affiliated property manager results in strong operating results and flow- throughs  Upcoming refinancings with potential for significant excess proceeds  Net working capital of $664 million at 3/31/15

Demonstrated Long-Term Track Record 4 • Disciplined growth, operational expertise, and capital allocation to maximize shareholder returns • Trust expects to benefit from strong AINC management team capabilities Peer average includes: BEE, CHSP, CLDT, DRH, FCH, HST, HT, INN, LHO, PEB, RLJ, SHO Trailing Total Shareholder Returns as of 5/13/15 Source: Bloomberg Total Shareholder Return 108% 216% 137% 85% 23% 31% 0% 100% 200% 300% 5-Yr 7-Yr 10-yr AHT Peer Avg

Highly-Aligned Management 5 • With insider ownership* of approximately 15% AHT, management is highly-aligned with shareholder interests Publicly-Traded Hotel REIT Insider Ownership Public Lodging REITs include: BEE, CHSP, CLDT, DRH, FCH, HST, HT, INN, LHO, PEB, RLJ, SHO Source: Company filings. * Insider ownership for Ashford entities includes direct & indirect interests & interests of related parties 15%* 14%* 5% 4% 3% 3% 2% 2% 2% 2% 1% 1% 1% 1% 0.5% 0% 2% 4% 6% 8% 10% 12% 14% 16%

The Silversmith Chicago 6 The Silversmith Chicago: 143 Rooms; 2,100 sf

Property Overview 7 • The 143-room Silversmith Chicago was acquired as part of the $1.3bn 28- property Highland Hospitality portfolio purchased in March 2011 • Remington assumed property management • Hotel was in need of significant capital expenditures • Ashford and Prudential have invested almost $11mm into the hotel since acquisition • Hotel is located one block from Millennium Park and just steps from cosmopolitan dining, shopping, and nightlife destinations • Ashford and Remington have successfully navigated an extensive repositioning of the hotel and are on the verge of surpassing prior peak RevPAR and RevPAR index The Silversmith Chicago: 143 Rooms; 2,100 sf 2011 2012 2013 2014 YTD Apr. 15 RevPAR $96.35 $112.29 $103.49 $119.74 +45.1% RevPAR Index 79.5 82.5 74.4 84.9 92.0 Total Revenue* $6.3 $7.1 $6.1 $6.8 EBITDA* $1.4 $2.2 $1.6 $1.9 EBITDA Flow -4.5% 90.8% 34.0% 52.8% EBITDA Per Key $9,976 $15,556 $10,863 $13,161 Ashford Acquisition & Remington Transition Significant Guestrooms Renovation *In millions

Competitive Set 8 The Silversmith Chicago: 143 Rooms; 2,100 sf

New Supply - Tract 9 The Silversmith Chicago: 143 Rooms; 2,100 sf

Capital Summary 10 Year $ Spend 2010 N/A 2011 $5,425,163 2012 $3,137,666 2013 $949,574 2014 $1,420,517 Total $10,932,920 Historical Capital Spend Projected Capital Spend Year $ Spend 2015 $35,750 2016 $218,000 2017 $218,000 2018 $218,000 2019 $218,000 Total $907,750 Area Last Renovation Next Renovation Guestrooms 2011 2021 Lobby/Restaurant 2012 2021 Meeting Space 2014 2022 Specific Renovations The Silversmith Chicago: 143 Rooms; 2,100 sf Note: Dollar amounts and timing reflect budget year spend, actual timing may vary

Property Pictures – Guestrooms 11 Before: After: The Silversmith Chicago: 143 Rooms; 2,100 sf

Property Pictures – Public Space 12 Before: After: The Silversmith Chicago: 143 Rooms; 2,100 sf

Property Pictures – Meeting Space 13 Before: After: The Silversmith Chicago: 143 Rooms; 2,100 sf

14 Chicago Investor Tour - May 2015